Exhibit 10.5

FIRST AMENDMENT TO PATENT PURCHASE AGREEMENT

This amendment (the "Amendment") is made by and between BI.E.J.C. Holding, LLC, a limited liability company organized under the laws of Nevada ("B.I.E.J.C.), Edgardo Clores, an individual and inventor of the patented products ("Clores"), EDCI Holding, LLC, a limited liability company organized under the laws of Nevada ("EDCI"), (B.I.EJ.C., Clores and EDCI being hereinafter referred to collectively as "Seller") and Cloracks Corporation, a corporation organized under the laws of Nevada ("Buyer") parties to the Patent Purchase Agreement dated February 24, 2014 (the "Agreement"), attached as Exhibit A.

The Agreement is amended as follows:

WHEREAS, pages 1-2, section 2(a)-(b), of the Agreement, relating to the purchase price: of the inventions and patents, shall be deleted in its entirety and amended to add the following provision in its stead.

2. Purchase Price of Patents. The purchase price for the inventions and patents shall be approximately Seven Million U.S. Dollars ($7,000,000.00), payable as follows:

3., The initial purchase price payment is valued at Five Hundred Thirty Thousand Five Hundred and Sixty U.S. Dollars ($530,560.00). The full value of the initial payment described hereunder in this section 2 has already been disbursed to Seller as follows:

Theoretical value of initial purchase price	$530,560.00
Payment to B.I.EJ.C./EDCI (issuance of Buyer's stock2 in lieu of cash)	$(142,245.00)
Subscription receivable from Clores Stand Inc. stockholders	$(196,250.00)
Buyer's shares of stock issued to Clores	$(130,000.00)
Cash advances to Clores	$(62,065.00)
Total initial payment paid in full	$0.00

b. Payment of the remaining balance of the purchase price in the amount of approximately Six Million Four Hundred Seventy Thousand U.S. Dollars ($6,470,000.00) shall be paid to Clores in the form of cash royalties for the Buyer's use of the Inventions and Patents. Payments of royalties under this section 2 shall commence in 2017 and be paid over an eighteen (18) year period, which is the shelf life of the patents. The annual payment in royalties fees shall be approximately Three Hundred Sixty Thousand U.S. Dollars ($360,000.00) per year. The monthly payment in royalty fees shall be approximately Thirty Thousand U.S. Dollars ($30,000.00) contingent upon Buyer's monthly profits, as more fully explained below.

1. Note: The initial value of the Inventions and Patent in the amount of Five Hundred Thirty Thousand Five Hundred. and Sixty U.S. Dollars ($530,560.00) has been valued using the Theoretical Value Method.

2.  Stock in exchanged shall be valued at the estimated market price per share on the stock option exercise date.

3.  Clores Stand Inc. was the previous company of Clores at was merged to Cloracks Corporation.  Buyer's stocks were issued to stockholders of Clores Stand Inc. guaranteed from the proceeds of the patents and inventions sold by Seller to Buyer in the Agreement.

Exhibit 10.5 - Page 1

Buyer's average annual profits combined (Christmas Tree Stand and Ware washing Racks) are estimated to be One Million Two Hundred Twenty Four Thousand U.S. Dollars ($1,224,000.0) based upon the Buyer's projected five (5) year business plan, attached hereto as Exhibit B.   In the event that Buyer does not sustain the projected monthly income for any given month, the royalty fee payable to Seller for said month shall accrue and be payable in the following month, if the Buyer's income: for the following month sustains enough profit to support the royalty fee accruals plus the current month's royalty payment. In the event that Buyer's projected income does not materialize as estimated in the business plan, this provision regarding payment of the balance of the purchase price may be modified as more fully described below.

c. Payment of the remaining balance of the purchase price in the form of royalties as defined in tills section 2, or any portion thereof, is subject to modification and recalculation depending on the Buyer's realized profits commencing 2017. This section 2 is subject to modification so-hat any portion of the purchase price remaining due and payable to Clores may be modified, and recalculated to rd1ect the Buyer's realized profits commencing 2017 and subsequent thereto.

d. Clores, at his option, may maintain his Nine Percent (9%) stock ownership interest in the Buyer at any time by purchasing Buyer's stock in lieu of cash royalty payments due under thissectiol1 2. Thus, Clores may receive the Buyer's company stock in lieu of a cash royalty fee in order to maintain his Nine Percent (9%) stock ownership interest, if he so chooses. At no time shall Clores' ownership interest in Buyer's stock exceed Nine Percent (9%).

WHEREAS, page 5, section 8.4, of the Agreement, relating to covenants of the seller, shall be amended to add the following provisions. All other provisions of section 8.4 of the Agreement shall remain the same.

8.4 Covenants of the Seller

8.4.5. For a period of two (2) years, after the effective date of this Amendment, Seller will not directly or indirectly engage in any business that competes with the Buyer. This covenant shall apply to the geographical area that includes the area within the city of Las Vegas.

8.4.6. For a period of two (2) years after the effective date of this Amendment, Seller will not directly or indirectly solicit business from, or attempt to sell license or provide the same or similar products or services as are now provided to Buyer under the Agreement. Further, for a period of two (2) years after the effective date of this Amendment, Buyer will not directly or indirectly solicit, customers or attempt to induce any employee, independent contractor or any business from any of Buyer's customers, customer prospects, vendors, manufacturers or distributors with whom Seller has J does business with Buyer.

8.4.7. Seller will not at any time or in any manner, either directly or indirectly use, for the personal benefit of Seller, or divulge, disclose, or communicate in any manner any information that is proprietary to Buyer. Seller will protect such information and-treat it as confidential. At all times, Seller agrees to abstain from disclosing the inventions and patents (the subject of, and defined in, the Agreement), or Buyer's trade secrets or other confidential material owned by Buyer. Seller agrees to take apt security measures to prevent accidental disclosure of the aforementioned information.

Exhibit 10.5 - Page 2

8.4.8. During the term of the Agreement and the term of the inventions and patents with the USPTO, Seller agrees to not invent any patent or any other competitive products of the Buyer in the event that Seller docs invent any patents or competitive products of the Buyer, Seller shall give Buyer the light of first refusal to purchase said patents and/or competitive products.

8.4,9. Seller agrees to use his/its best efforts and intentions to abide by the non-competition, non-solicitation and non-disclosure covenants of this Amendment to the Agreement.

WHEREAS, page 7-8, section 11 of the Agreement relating to miscellaneous, shall be amended to add the following section 11.9. All other sections and subsections of 11 shall remain the same.

11. Miscellaneous

11.9. Consultancy Agreement. According to the terms of the Consultancy Agreement, attached hereto as Exhibit C, Clores shall be paid a consultancy fee in the amount of Twelve Thousand U.S. Dollars ($12,000.00) per month payable in cash or shares of Buyer's stock or both. In any event, Clores' interest in Buyer shall not exceed Nine Percent (9%) ownership interest in Buyer's stock.

Except as set forth in this Amendment, the Agreement is unaffected and shall continue in f:hll force and effect in accordance with its terms. If then) is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

THE REMAINDER THIS PAGE INTENTIONALLY LEFT BLANK. THE SIGNATURE PAGE FOLLOWS.

Exhibit 10.5 - Page 3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed as this day, May 16th, 2014.

Exhibit 10.5 - Page 4

EXHIBIT A

PATENT PURCHASE AGREEMENT

This Patent Purchase Agreement ("Patent Purchase Agreement"), made and entered into this 24th day of February, 2014 (the "Effective Date"), is by and between B.I.E.J.C. Holding, LLC, a limited liability company organized under the laws of Nevada, having offices at 6629 Rumba Ct, Las Vegas, NV 89178 ("B.I.EJ.C."), Edgardo Clores, an individual and inventor of the patented products, having an address of6629 Rumba Ct., Las Vegas, NV 89I78 ("Clores"), EDCI Holding, LLC, a limited liability company organized under the laws of Nevada, having offices at 4355 S. Cameron Street, Suite B, Las Vegas, NV 89103 ("EDCI"), (B.I.E.J.C., EDI and Clores being hereinafter referred to collectively as "Seller") and Cloracks Corporation, a corporation organized under the laws of Nevada, having offices at 3311 S. Rainbow Blvd., Ste 108, Las Vegas, NV 89146 ("Buyer"). Seller and Buyer are also referred to in this Agreement each as a "Party" and collectively as the "Parties."

W I T N E S S E T H

WHEREAS, Seller has declared that it is the owner of all rights, title and interest in and to the inventions (the "Inventions") as described and claimed in all of Seller's United States and foreign patents and patent applications (collectively "the Patents") listed on Exhibit I and including without limitation, all extensions, continuations, provisional, derivatives and related applications thereof whether or not such applications are listed on the attached Exhibit I to this Patent Purchase Agreement; and
WHEREAS, Seller wishes to sell, transfer, assign and set over unto Buyer, and Buyer shall purchase, accept and assume, all rights, title and interest in and to the Inventions and Patents as specified in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.    Purchase and Sale of Patents. Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, all right, title and interest in and to the Inventions and the Patents, and Seller and Buyer hereby agree to execute the form of Patent Assignment (the "Patent Assignment") attached as Exhibit II. hereto, the terms of such Patent Assignment being fully incorporated herein. All of the rights, privileges, including the benefit of any attorney client privilege or attorney work product privilege, title and interest in and to the Inventions and Patents being sold, transferred, assigned and set over to Buyer hereunder include without limitation all income, royalties, damages, right to sue, right to enforce and any and all payments now or hereafter due or payable with respect thereto, and the right to bring any claim, sue, counterclaim, and recover for the past, present and future infringement of the rights assigned hereunder

2.    Purchase Price of Patents. The purchase price for the Inventions and Patents shall be Fifteen Million U.S. Dollars ($15,000,000) payable as follows:

Exhibit 10.5 - Exhibit A -- Page 5

a.  Cash Payments: Buyer shall pay to Seller Four Million One Hundred Thousand U.S. Dollars ($4,1 00,000) in cash to be paid in three installments:

1  $1,025,000 within 180 days of Closing (as defined below);
2.  $1,025,000 within one (l) year of Closing;
3.  $1,025,000 within two (2) years of Closing; and
4.  $1,025,000 within three (3) years of Closing.

b.  Stock Payment: Buyer shall issue 545,000,000 shares of its common stock (valued at $10,900,000 at $0.02 per share) in seven (7) certificates:

1.  130,500,000 shares;
2.  87,000,000 shares;
3.  214,875,000 shares;
4.  23,875,000 shares;
5.  38,750,000 shares;
6.  18,750,000 shar.es; and
7.  31,250,000 shares
     545.000.000 shares in total

3. Payment Procedures: All payments made by Buyer pursuant to this Agreement shall be made by wire transfer to that account specified by Seller at such times and in accordance with the provisions of Section 2(b) (and until another account is designated in writing to Buyer by Seller, to the account identified in Exhibit III). Simultaneous with any wire transfer pursuant to Section 2(b), Buyer will include a report detailing the payment amount and will provide such supporting documentation as may reasonably be requested by Seller (subject to appropriate and customary confidentiality obligations as may be required in order to disclose such documentation to Seller).

4. No Assumption of Labilities. It is expressly understood and agreed that Buyer shall not be liable for and hereby disclaims any assumption of any of the obligations, third party claims 01' liabilities of Seller and/or its affiliates and/or of any third party of any kind or nature: whatsoever arising from or in connection with any circumstances, causes of action, breach, violation, default or failure to perform with respect to the Inventions and Patents prior to the Closing ("Retained Liabilities") and Seller hereby agrees to defend, indemnify and hold Buyer and its affiliates, officers, directors, shareholders and employees (the "Indemnified Parties") harmless from, against and in respect of any and all losses, liabilities, damages, claims or expenses (including, without limitation, attorneys' fees) suffered or incurred, directly or indirectly in connection with a Retailed Liability and any obligation arising out of or relating to Seller's ownership or actions (or lack thereof) relating to the Patents in accordance with the indemnification procedures outlined in Section 7.

5. Allocation of Purchase Price. The purchase price of the Patents shall be allocated among the individual Inventions and Patents as reasonably determined by Buyer. It is presently contemplated that approximately 33% of the purchase price will be allocated to the dish-rack and wine-rack patents, and 67% of the purchase price will be allocated to the pole tree stand patents.

6. Taxes; Brokers.  Seller shall pay any taxes that are legally imposed on Seller arising out of the transfer of the Inventions and Patents. Seller is not liable for any taxes, if any, that are legally imposed on Buyer arising out of the transfer of the Inventions and Patents. Seller is responsible for any fees (including legal and broker fees) incurred by Seller and Buyer i:; responsible for any fees (including legal and broker fees) incurred by Buyer.

Exhibit 10.5 - Exhibit A -- Page 6

7. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

7.1 Corporate Organization. B.I.EJ.C. and EDCI each is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to own and operate its properties and assets and carryon its business as currently conducted.

7.2 Authorization. Seller has full power and authority to enter into the Agreement and the Patent Assignment and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Patent Assignment and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and all other necessary corporate actions on the part of Seller, including the shareholders, to the extent required. This Agreement and the Patent Assignment have been duly executed and delivered by the Seller, and constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

7.3 Non-Contravention. Neither the execution and delivery of this Agreement and the Patent Assignment, nor the assignment of the Inventions and the Patents contemplated hereby and thereby will violate, or be in conflict with the Articles of Association of the Seller or any provision of any applicable law binding upon or applicable to the Seller, or any of the Inventions or Patents, give rise to any right of termination, cancellation, increase in obligations, imposition of fees or penalties under, any debt, note, bond, indenture, mortgage, lien, lease, license, instrument, contract, commitment or other agreement, or order, arbitration award, judgment or decree, to which Seller is a party or by which it is bound or to which the Inventions or Patents are subject, or result in the creation or imposition of any mortgage, lien, charge, pledge, security interest, other encumbrance or third party right ("Encumbrances") upon any of the Inventions or Patents.

7.4 Approvals. No consent, approval, order or authorization of or registration, declaration or filing with, any governmental or regulatory authority or third party is required in connection with the execution or delivery of this Agreement or the Patent Assignment or the consummation of the transactions contemplated hereby and thereby, except for recordation of suitable patent assignment documents in the U.S. Patent & Trademark Office (the "PTO") and comparable 10reign patent offices (the "Required Approvals").

7.5 Ownership of the Patents. The Seller owns all right, title and interest, and has good and marketable title, in and to the Inventions and Patents free and clear of all Encumbrances. Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant with respect to the use of the subject matter disclosed and claimed in the Inventions or the Patents or in connection with the licensing of the Inventions and/or Patents to third parties.

Exhibit 10.5 - Exhibit A -- Page 7

7.6 Pre-Existing Licenses under the Patents. The Seller, or any predecessor-in-interest to the Inventions and Patents, has not granted any licenses or any other rights under the Inventions or Patents.

7.7 Litigation. There are no (i) actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations against or affecting the Seller, pending or threatened, against or by the Seller (collectively, "Proceedings"), nor any Proceedings or investigations or reviews by any governmental authority against or affecting the Seller, pending or threatened against or by the Seller, relating to the Inventions or Patents or which seek to enjoin or rescind the transactions contemplated by this Agreement or the Patent Assignment; or (ii) existing orders, judgments or decrees of any governmental authority naming the Seller as an affected party in connection with Inventions and/or the Patents.

7.8 Patent Maintenance. All annuity and maintenance fees that are necessary in order to keep the Patents in force as of the Effective Date have been paid by Seller, and no payment of annuities or fees, or papers to be filed in patent offices, are required to be made within the three-month period after the Effective Date.

8. Indemnification; Set-Off.

8.1. Without derogating from the provisions of Section 3 above, Seller agrees to defend, indemnify and hold the Indemnified Parties harmless from, against and in respect of any and all losses, liabilities, damages, claims or expenses (including, without limitation, attorneys' fees) suffered or incurred, directly or indirectly by the Indemnified Parties by reason of, or resulting from the breach of any representation or warranty contained in Section 6 of this Agreement or from the failure to perform any covenant contained in this Agreement or in the Patent Assignment.

8.2. Whenever any claim arises for indemnification under this Agreement or an event which may result in a claim for such indemnification has occurred, the Indemnified Party will promptly notify the Seller of the claim and, when known, the facts constituting the basis for such claim. The Seller shall have the obligation to dispute and defend all such third party claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the Seller, and the cost of such defense shall be borne by the Seller, provided that the Indemnified Parties shall have the right to participate in such defense at their own expense, unless the Indemnified Parties require their own attorney due to a conflict of interests, in which case, the expense thereof will be borne by the Seller. The Indemnified Parties shall cooperate in all reasonable respects in the investigation, trial and defense of any such claim at the cost of the Seller. If the Seller fails to take action within thirty (30) days of notice, then the Indemnified Parties shall have the right to pay, compromise or defend any third party claim, such costs to be borne by the Seller. The Indemnified Protected shall also have the right and upon delivery of ten (l0) days advance written notice to such effect to the Seller, exercisable in good faith, to take such action as may be reasonably necessary to avoid a default prior to the assumption of the defense of the third party claim by the Seller, and any expenses incurred by the Indemnified Parties so acting shall be paid by the Seller. The Seller will not settle or compromise any third party claim without the prior written consent of the Indemnified Parties.

Exhibit 10.5 - Exhibit A -- Page 8

8.3. Without derogating from any other right and/or remedy available to the Buyer hereunder or under applicable law, the Buyer shall be entitled to set-off against any amounts otherwise payable by the Buyer to the Seller under this Agreement any amounts to which Buyer is entitled based on a claim for indemnification by the Buyer under this Agreement or the Patent Assignment. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it.

8.4.  Covenants of the Seller

8.4.1. The Seller agrees that during the period from the Effective Date through the Closing, the Seller, will not directly, through any agent or otherwise, solicit, accept, initiate or encourage (by providing confidential information or otherwise) submission of proposals or offers from any person or entity or negotiate or suggest negotiations at any future time with or to any other person any transaction related to or which may affect, the Inventions or the Patents.

8.4.2. The Seller agrees that during the period from the Effective Date through the Closing, the Seller shall operate its business in the ordinary course consistent with past practices. The Seller agrees to pay all indebtedness when due, to use reasonable efforts to payer perform other obligations when due and agree to preserve the Seller's assets and technology and preserve the relationships of the Seller with suppliers, investigators, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Seller relating to the Inventions and the Patents.

8.4.3. Without limiting the generality of the foregoing, except (i) as expressly contemplated herein or (ii) with the prior written consent of the Buyer, the Seller shall not:(A) sell, license or transfer to any person or entity any rights to the Inventions or the Patents enter into any agreement or undertake any new obligation with respect to any of the same, with any person or entity; (B) incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or create an Encumbrance over the Inventions or the Patents; or (C) enter into any t1ansaction for a merger of the Seller or the sale of all or substantially all of the shares of the Seller, which may affect, directly or indirectly, the Inventions or the Patents.

8.4.4. Following the Closing, and for a period of three (3) months, the Seller undertakes not to (i) apply for or consent to the appointment of any liquidator, receiver, trustee or administrator for all or a substantial part of its business, properties, assets or revenues;  (ii) institute (by petition, application, answer, consent or otherwise) any bankruptcy, arrangement, readjustment of debt, dissolution, liquidation or similar executory or judicial proceeding; or (iii) call a creditors' meeting for the purpose of entering into an arrangement with them. In addition, the Seller shall take promptly, at its expense, all measures as are required for preventing, discharging, terminating, removing or achieving a stay of any of the aforesaid or similar events initiated by third parties.

9. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

Exhibit 10.5 - Exhibit A -- Page 9

9.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada, with full power and authority to own and operate its properties and assets and carryon its business as currently conducted.

9.2 Authorization. Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of Buyer. This Agreement and the Patent Assignment have been duly executed and delivered by the Buyer, and constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their terms.

10. Closing and Due Diligence Period.

10.1 Closing. The Closing (the "Closing") of the purchase and sale of the Patents shall take place on or before March 1,2014.

10.2 Due Diligence. The due diligence period will continue during the period prior to the Closing. During the period, the Seller will provide to Buyer complete copies of the patent prosecution files provided by prosecution counsel and any other documents (electronic or otherwise) in Seller's custody or control relating to the Inventions and the Patents.

10.3 Deliveries. At the Closing, the Seller shall deliver to the Buyer the following:

10.3.1. duly executed copies of the Patent Assignment, duly executed to the Sellers;

10.3.2. copies of all Required Approvals; and

10.3.3. such other duly executed agreements, deeds, certificates or other instruments of conveyance, transfer and assignment as shall be necessary, in the reasonable opinion of the Buyer, to vest in the Buyer good, valid and marketable title to the Inventions and the Patents.

104   Pre-Closing Transfer. At least five (5) business days prior to the Closing (or immediately thereafter upon learning of the existence of any such files or documents that have not been transferred to Buyer subsequent to the transfer contemplated under this Section 10.4), Seller shall, and shall cause its patent counsel to deliver to Buyer (or to Buyer's counsel as may be directed by Buyer) copies of all patents and patent applications, and PTO correspondence in Seller's or Seller's counsel's possession related to the Patents and any other documents (electronic or otherwise) in Seller's custody or control relating to the Patents. Seller represents to Buyer that as of the date five business days prior to the Closing Date, Seller has conducted a thorough and diligent search through its counsel for all such documents, and that as of the Closing, no other such documents remain in the custody or control of Seller. Seller further agrees that upon the Effective Date all rights and privileges (including with respect to any attorney client privileges, attorney work product or any other professional privileges or rights) held by Seller or any third party, that arise from or relate to the Patents, Inventions or any other intellectual property transferred under this Agreement, shall be transferred from Seller to Buyer.

Exhibit 10.5 - Exhibit A -- Page 10

10.5  Developments If the Seller shall make, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein arising from or in connection with the Patents ("Developments"), such Developments and the benefits thereof shall immediately become the sole and absolute property of the Buyer and its assigns, Seller shall promptly disclose to Buyer (or any persons designated by it) each such Development and the Seller hereby assigns any rights it may have or acquire in the Developments, and benefits and/or rights resulting therefrom, to the Buyer and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto to the Buyer. Any and all such Developments shall be deemed confidential information of the Buyer, shall be held by the Seller in confidence, may not be disclosed to any third party and may be used by the Seller only in connection with the activities permitted under this Agreement. Seller shall, at the request of the Buyer, sign, execute, make and do all such deeds, documents, acts and things as the Buyer and its duly authorized agents may reasonably require (i) to apply for, obtain and vest in the name of the Buyer alone (unless the Buyer otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

11. Miscellaneous. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered (a) personally, (b) by facsimile transmission, (c) by overnight courier or (d) by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice);

If to the Buyer at:                                                                      If to Seller at:

Notice shall be deemed received in the case of (a) personal delivery, upon delivery, (b) international courier (signature required), two business days following shipment and (c) international registered or certified mail, seven business days following postdate. Either Party may change the notice address by providing notice containing the changed notice information to the other Party.

11.1 Entire Agreement. This Agreement (including the Exhibits) and the Patent Assignment constitute the entire agreement of the parties and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, among or between the parties with respect to the subject matter hereof.

11.2 No Third Party Beneficiaries. This Agreement is for the exclusive benefit of the parties and is not intended to confer upon any other person any rights or remedies hereunder.

Exhibit 10.5 - Exhibit A -- Page 11

11.3 Assignment. This Agreement may not be assigned by the Seller without  the prior written consent of the Buyer. The Buyer may assign its rights and obligations hereunder upon the provision of written notice to the Seller. It is hereby clarified that a "change in control'" transaction of the Seller shall be deemed to be an assignment of this Agreement by the Seller and is therefore restricted as aforesaid and shall require the prior written consent of the Buyer. Under no circumstances will any assignment be permitted to an entity acquiring Seller through insolvency, bankruptcy, assignment for the benefit of one or more creditors (through foreclosure or any other means) or any similar proceeding, any all of which shall require the consent of Buyer.

11.4 Governing Law; Forum. This Agreement, its performance and interpretation shall be governed by the substantive law of Nevada, exclusive of its choice of law rules. The competent courts located in Clark County, Nevada shall have sole and exclusive jurisdiction in any dispute or controversy arising out of or relating to this Agreement.

11.5 Counterparts. This Agreement may be executed in two or mon:: counterparts, each of which shall be deemed an original, but all of which together shall constitute: one and the same agreement.

11.6 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

11.7 Confidentiality'. The contents of this Agreement, including its terms and conditions, are considered confidential. Neither Party shall disclose the terms of the Agreement to an unaffiliated third party without the prior written approval of the other Party, except to legal, financial, accounting or other similar advisors who agree to keep the terms of this Agreement confidential. In the event an unaffiliated third party seeks to discover the terms of this Agreement through a court order, the Party to whom the request for the terms has been made shall provide reasonable notice of the request to the other Party to this Agreement and shall use its reasonable efforts to prevent at least the disclosure of the terms of the Agreement. Neither Party will originate any publicity, news release, or other announcement, written or oral, whether to the public press, to stockholders, or otherwise, relating to this Agreement, to any amendment hereto or to performance hereunder or the existence of an arrangement between the parties without the prior written approval of the other Party.

11.8 Further Assurances. Seller agrees, at its sole expense, to execute such further documents and do any and all such reasonable things as may be necessary to implement and carry out the terms, conditions and intent of this Agreement within a commercially reasonable timeframe upon the request of Buyer.

[Remainder of Page Intentionally Blank.]

Exhibit 10.5 - Exhibit A -- Page 12

Exhibit 10.5 - Exhibit A -- Page 13

Assignor Acknowledgement

Exhibit 10.5 - Exhibit A -- Page 14

EXHIBIT B

Business Plan & Market Analysis for Dish and Wine Racks

Target market

•	Restaraunts

•	Fast Food

•	Bars and Night Clubs

•	Hotels and Casinos

Sales channels

▪	Regional Sales Representative

▪	Distributors & Wholesalers

▪	Online Sales Channels (Amazon)

▪	Trade Shows

Competitive landscape

Competitor	How our solution is better

Cambro	Lower cost of chemicals and labor

Carlisle	Less glassware breakage

Vollrath	Fewer repeated cleanings

Exhibit 10.5 - Exhibit B -- Page 1

Marketing activities

▪	Hiring of Regional Sales Representatives

▪	Purchasing of email lists for campaign

▪	Direct mailings with brochures

▪	Partnering w/ Distributors & Wholesalers

Predicted Revenue for Patented Products.

Model No.	Description	Price Point	2015		2016		2017		2018		2019
			Units	Revenue	Units	Revenue	Units	Revenue	Units	Revenue	Units	Revenue
Pole Type Support Device	Xmas Tree Stand	31	5,850	$181,350	11,700	$362,700	17,550	$544,050	19,305	$598,455	21,236	$658,301
CLR 1	Bussing Tray	26.25	1,625	$42,656	3,250	$85,313	4,875	$127,969	5,363	$140,766	5,899	$154,842
CLR 2	Silverware Caddy	12.3	1,875	$23,063	3,750	$46,125	5,625	$69,188	6,188	$76,106	6,806	$83,717
CLR 3	Silverware Caddy Insert	10.4	1,725	$17,940	3,450	$35,880	5,175	$53,820	5,693	$59,202	6,262	$65,122
CLR 4	Multi Use Flatware Rack	13.2	1,655	$21,846	3,310	$43,692	4,965	$65,538	5,462	$72,092	6,008	$79,301
CLR 5	Small Plate Rack	18.9	1,410	$26,649	2,820	$53,298	4,230	$79,947	4,653	$87,942	5,118	$96,736
CLR 6	Multi Use Cup Rack	16.7	485	$8,100	970	$16,199	1,455	$24,299	1,601	$26,728	1,761	$29,401
CLR 7	Multi Use Bowl & Dish Rack	18.6	1,150	$21,390	2,300	$42,780	3,450	$64,170	3,795	$70,587	4,175	$77,646
CLR 8	Glass & Tumbler Rack	22.1	1,025	$22,653	2,050	$45,305	3,075	$67,958	3,383	$74,753	3,721	$82,229
CLR 9	Plae & Gourmaet Salad Bowl Reack	16.9	1,050	$17,745	2,100	$35,490	3,150	$53,235	3,465	$58,559	3,812	$64,414
CLR 10	Shot Glass	20.5					2,000	$41,000	2,200	$45,100	2,420	$49,610
CLR 11	HighBall & Wine Glass	22.25					2,000	$44,500	2,200	$48,950	2,420	$53,845
CLR 12	Cool, Beverage, & Tall Mixing Glass Rack	24.55					2,000	$49,100	2,200	$54,010	2,420	$59,411
CLR 13	Margarita Glass Rack	16.3					2,000	$32,600	2,200	$35,860	2,420	$39,446
CLR 14	Brandy & Champagne Glass Rack	11.5					2,000	$23,000	2,200	$25,300	2,420	$27,830
CLR 15	High Ball Glass Rack	30.2					2,000	$60,400	2,200	$66,440	2,420	$73,084
CLR 16	Tall Glass Rack	26.3					2,000	$52,600	2,200	$57,860	2,420	$63,646
CLR 17	PG Glas Rack	24.2					2,000	$48,400	2,200	$53,240	2,420	$58,564

Total Yearly Revenue:				$383,391		$766,782		$1,501,772		$1,651,949		$1,817,144

									Total Revenue - 5 years:			$6,121,038
									Average Revenue per Year:			$1,224,208

Exhibit 10.5 - Exhibit B -- Page 2

CONSULTING AGREEMENT

This Agreement ("Agreement") is entered into this date by and between CLORACKS CORPORATION, a Nevada corporation ("Corporation"), and Maria Louis Dayson ("Consultant").

In consideration of the mutual promises of the parties and other good and valuable consideration the parties hereby agree:

Section 1.  Engagement.  During the term of this Agreement, the Corporation agrees to engage the Consultant, and the Consultant agrees to serve the Corporation, to provide the following services:  Oversee quality of production as manufacturing subcontractor of CLORACKS CORPORATION.  The Consultant shall be available for work at reasonable times and for reasonably periods of time to perform such services at the location or locations designated by the Corporation at 3311 S. Rainbow Blvd., Suite 140 Las Vegas, NV 89146.  The Consultant shall report to VP Production at the Corporation at such address.

Section 2.  Term.  This Agreement shall commence May 1, 2014 and, unless earlier terminated as described herein, shall terminate on when the Project is complete, which the parties anticipate to be approximately December 31, 2016.

Section 3.  Compensation

The Corporation shall pay the Consultant for the services described herein a total fee of $12,000.00 per month and shall reimburse the Consultant for reasonable out of pocket and relevant project expenditures pre-approved by the Corporation.

Section 4.  Independent Contractor.  The parties intend that the relationship between them created under the Agreement is that of an independent contractor only.  The Consultant shall not be considered an agent or employee of the Corporation for any purpose and the Corporation is interested only in the results obtained under this Agreement; the manner and means of performing the services are subject to the Consultant's sole control.

Consultant shall be responsible for all state, federal and local taxes, including estimated taxes, social security, disability insurance, if any, and any other similar from of payments, as well as all employment reporting, for the Consultant and any of the Consultant's employees or agents.

Section 5.  Proprietary Rights.  The Consultant agrees that All Work Product created solely or jointly by the Consultant, the Consultant's employees, associates or subcontractors, arising from work performed hereunder, or previously conceived in anticipation of consulting work to be performed in regard to the Corporation's engagement of the Consultant, shall be deemed "work made for hire."  The Consultant shall cause all the Consultants employees, associates or subcontractors assisting in creating the Work Product to execute a similar acknowledgement that subcontractors the Work Product is a "work made for hire."  The Consultant and all of the Consultant's employees, associates or subcontractors assisting in creating the Work Product shall execute all such assignments, oaths, declarations and other documents as may be prepared by the Corporation to effect the foregoing.

Exhibit 10.5 -  Exhibit C  --  Page 3

"Work Product" shall mean all documentation, manuals, teaching materials, creative works, know-how and information created on behalf of the Corporation, in whole or in part, but the Consultants and all of the Consultant's employees, associates or subcontractors assisting in creating the Work Product within the scope of this Agreement, whether or not copyrightable or otherwise protectable.

Consultants shall make prompt and full disclosure of such inventions to the Corporation and , at the Corporation's expense, shall assist in every lawful way in obtaining for the Corporation patents for any or all of such inventions, in perfecting in the Corporation all right, title and interest in and to such inventions and copyrights, in protecting or enforcing the Corporation's rights therein, and in prosecuting and defending appeals, interferences, infringement suits and controversies relating thereto.  The Consultants shall do all other things necessary to effectuate the forgoing. Including but not limited to executing and delivering assignments, oaths and disclaimers as needed.

Section 6.  Confidentiality.  In order to induce the Corporation to enter into this Agreement, the Consultants hereby agrees that, except with the written consent of the Corporation, the Consultants shall keep confidential and not divulge to any person that is not affiliated with the Corporation, during the term of this Agreement or any time thereafter, any of the Corporation's confidential information and business secrets, including, without limitation, confidential information and business secrets relating to such matter as the Corporation's finances and operations, the materials, processes and procedures used in the Corporation's operations, the names of the Corporation's customers and their requirements and the names of the Corporation's suppliers.  All papers, books and records of every description, including, without limitations, computer software, programs, modules, source codes, data, designs and results, as well as all reproductions thereof, relating to the business and affairs of the Corporation or its customers, whether or not prepared by the Consultants, shall be the sole and exclusive property of the Corporation.  Upon termination of this Agreement, or upon request by the Corporation, the Consultants shall surrender all tangible evidence of such information to the Corporation.

The obligation of secrecy shall continue throughout the duration of this Agreement and for 2 years thereafter.

Section 7.  Records.  The Consultants shall keep full and accurate records of all consulting work performed under this Agreement.  All records, sketches, drawings, prints, computations, charts, reports and other documentation made in the course of the consulting work performed hereunder, or in the anticipation of the Consultants work to be performed hereunder, or in anticipation of the consulting work to be performed in regard to this Agreement, shall at all times be and remain the sole property of the Corporation.  the Consultant shall turn over to the Corporation all copies of such documentation on request by the Corporation.

Exhibit 10.5 -  Exhibit C  --  Page 4

Section 8.  Early Termination.  This Agreement may be terminated by the Corporation at its discretion:  (i) upon the death of the Consultant, (ii) upon the Consultant's physical or mental incapacity or disability for a period of 6 months, (iii) in the event that con is accused or convicted of any misdemeanor or felony crime or commits an act of fraud against the Corporation, (v) upon the disclosure of unauthorized confidential information by the con, (vi) in the event that the con fails to perform the services contemplated by this Agreement with diligence or competence, or (vii) if the con materially breaches this Agreement.

Section 9.  Assignment.  Except as otherwise provided within this Agreement, neither party hereto may transfer or assign this Agreement without the prior written consent of the other party.

Section 10.  Law Governing.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada,

Section 11.  Venue.  The parties to this Agreement agree that any action on this Agreement shall be brought in a court of competent jurisdiction located in Clark, Nevada.

Section 12.  Arbitration.  If at any time during the term of this Agreement any dispute, difference or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference and disagreements shall be referred to a single arbiter agreed upon by the parties, o if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association, and judgement upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

Section 13.  Attorney Fees.  In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any of its terms, or I any appeal there from, it is agreed that the prevailing party shall be entitled to reasonable attorneys' fees to be fixed by the arbitrator, trial court and or appellate court.

Section 14.  Titles and Captions.  All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

Section 15.  Pronouns and Plurals.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

Section 16.  Modifications Must Be in Writing.  This Agreement may not be changed orally.  All modifications of the Agreement must be in writing and must be signed by each party.

Exhibit 10.5 -  Exhibit C  --  Page 5